                                                               EXHIBIT (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Comshare, Incorporated. The Offer (as hereinafter defined) is made solely by the Offer to Purchase, dated July 1, 2003 (the "Offer to Purchase"), and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares (as hereinafter defined). The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the
Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Conductor Acquisition Corp. by
 Georgeson Shareholder Securities Corporation (the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                             COMSHARE, INCORPORATED

                                       AT

                               $4.60 NET PER SHARE

                                       BY

                           CONDUCTOR ACQUISITION CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                        GEAC COMPUTER CORPORATION LIMITED

         Conductor Acquisition Corp., a Michigan corporation ("Purchaser") and an indirect wholly owned subsidiary of Geac Computer Corporation Limited, a corporation governed by the Canada Business Corporations Act ("Geac"), is offering to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares") (including the Series A Preferred Stock purchase rights associated thereto (the "Rights")), of Comshare, Incorporated, a Michigan corporation (the "Company"), at a purchase price of $4.60 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). The Offer is a third party tender offer by Purchaser to purchase at the Offer Price all Shares tendered pursuant to the Offer. Following consummation of the Offer, Purchaser and Geac intend to effect the Merger (as defined below) as described in the Offer to Purchase and below.

         Tendering stockholders who have Shares registered in their name and who tender directly to EquiServe Trust Company, N.A. (the "Depositary") will not be charged brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult with such institution as to whether it charges any service fees.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON
            WEDNESDAY, JULY 30, 2003, UNLESS THE OFFER IS EXTENDED.

         Among other things, the Offer is conditioned on at least a majority of the Shares outstanding on a fully diluted basis (taking into account any Shares owned by Geac or Purchaser or any affiliate of Geac or Purchaser on the date such Shares are purchased pursuant to the Offer) having been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"). The Offer is subject to certain other conditions set forth in the Offer to Purchase. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 22, 2003 (the "Merger Agreement"), among Geac, Purchaser and the Company. The Merger Agreement provides that, among other things, Purchaser will make the Offer and that following the purchase of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the Michigan Business Corporation Act (the "MBCA"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and become an indirect wholly owned subsidiary of Geac. At the effective time of the Merger, each outstanding Share (other than Shares held by (a) the Company or any of its subsidiaries or (b) Geac, Purchaser or any of Geac's direct or indirect wholly owned subsidiaries) will be converted into the right to receive $4.60 in cash, or any higher price per Share paid pursuant to the Offer, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement provides that Geac and Purchaser may transfer or assign any or all of their rights and obligations (including the right to purchase Shares in the Offer) to one or more of their affiliates, but no such transfer or assignment shall relieve either Geac or Purchaser of its obligations under the Merger Agreement. Geac and Purchaser have no present intention to effect such transfer.

         Simultaneously with the execution and delivery of the Merger Agreement, Geac and Purchaser have entered into a Voting and Tender Agreement (the "Voting and Tender Agreements") with each of Dennis G. Ganster, Codec Systems Limited and Anthony Stafford (the "Voting Agreement Signatories"). Pursuant to the Voting and Tender Agreements, each Voting Agreement Signatory has agreed to tender his or its Shares in the Offer not later than one business day prior to the Expiration Date and not to withdraw such Shares once tendered. The Voting Agreement Signatories together hold approximately 15% of the outstanding Shares as of June 22, 2003. The Merger Agreement and the Voting and Tender Agreements are more fully described in Section 12 of the Offer to Purchase.

         The Board of Directors of the Company has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Offer, the Merger and the purchase of the Shares and associated Rights contemplated by the Offer (collectively, the "Transactions"), are fair to and in the best interests of the Company's shareholders; has unanimously approved and adopted the Merger Agreement and the Transactions, including the Offer and Merger, in accordance with the requirements of Michigan law; and has agreed to recommend that the Company's shareholders accept the Offer, and approve and adopt the Merger Agreement and the Merger.

         For purposes of the Offer and as used herein and in the Offer to Purchase, the term "Expiration Date" means 12:00 midnight, Eastern time, on Wednesday, July 30, 2003, unless and until the Purchaser extends the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term Expiration Date will mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

         If the Purchaser extends the Offer, the Purchaser will inform the Depositary of that fact and will make a public announcement of the extension not later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such Shares. Shares that are tendered in the Offer may be withdrawn pursuant to the procedures described in the Offer to Purchase at any time prior to the Expiration Date, and shares that are tendered may also be withdrawn at any time after August 30, 2003 unless accepted for payment on or before that date. In the event that the Purchaser provides for a subsequent offering period following the completion of the Offer, (i) no withdrawal rights will apply to shares tendered during such subsequent offering period and (ii) no withdrawal rights will apply to shares that were previously tendered in the Offer and accepted for payment.

         For a withdrawal of Shares previously tendered in the Offer to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses listed on the back cover of the Offer to Purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, Nasdaq Stock Market Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution"), any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the book-entry transfer procedures described in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in Section 3 of the Offer to Purchase) to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered in the Offer, however, by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Geac, the Company, the Depositary, the Dealer Manager, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         Under Rule 14d-11 of the Securities Exchange Act of 1934, as amended, and subject to the conditions described in the Offer to Purchase, the Purchaser may elect to provide for a subsequent offering period, immediately following the Expiration Date, of not less than three business days nor more than twenty business days in length. If provided, a subsequent offering period would be an additional period of time, following the Expiration Date and the acceptance for payment of, and the payment for, any Shares that are validly tendered in the Offer and not properly withdrawn prior to the Expiration Date, during which holders of Shares that were not previously tendered in the Offer may tender such Shares to the Purchaser in exchange for the Offer Price on the same terms and conditions that applied to the Offer. A subsequent offering period is not the same as an extension of the Offer, which will have been previously completed if a subsequent offering period is provided. The Purchaser will accept for payment, and pay for, any Shares that are validly tendered to the Purchaser during a subsequent offering period, if provided, as promptly as practicable after any such Shares are validly tendered to the Purchaser during such subsequent offering period, for the same price paid to holders of Shares that were validly tendered in the Offer and not withdrawn prior to the Expiration Date, net to the holders thereof in cash. Holders of Shares that are validly tendered to the Purchaser during a subsequent offering period, if provided, will not have the right to withdraw such tendered shares.

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         The Company has provided the Purchaser with a list, and security position listings, of the Company's stockholders for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal and other materials related to the Offer will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of the Company's stockholders, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         The receipt of cash in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. stockholder tendering Shares in the Offer will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the Offer or the Merger and the stockholder's aggregate adjusted tax basis in the Shares tendered by the stockholder and purchased in the Offer or converted into cash in the Merger, as the case may be. If Shares that are tendered in the Offer are held by a tendering U.S. stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for such shares exceeds one year. All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

         The Purchaser expressly reserves the right (but shall not be obligated), at any time and from time to time, to increase the Offer Price or to make any other changes in the terms of and conditions to the Offer, subject to the terms of the Merger Agreement, which provides that certain conditions may not be waived and certain modifications may not be made without the consent of the Company.

         The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the telephone numbers and address set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer documents may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the Depositary.

                     The Information Agent for the Offer is:

                          (GEORGESON SHAREHOLDER LOGO)

                    Georgeson Shareholder Communications Inc.
                          17 State Street - 10th Floor
                            New York, New York 10004
                            Toll Free: (800) 286-9178


                      The Dealer Manager for the Offer is:

                  Georgeson Shareholder Securities Corporation
                          17 State Street - 10th Floor
                               New York, NY 10004
                            Toll Free: (800) 445-1790


July 1, 2003


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